Exhibit 99.1

PRESS RELEASE

Darrin Shewchuk Senior Director, Corporate Communications	Yijing Brentano Vice President, Investor Relations
Tel: +1 203-328-3834 darrin.shewchuk@harman.com	Tel: +1 203-328-3500 yijing.brentano@harman.com

NOVEMBER 3, 2016

HARMAN REPORTS FIRST QUARTER FISCAL 2017 RESULTS

•	Net Sales Up 8% to $1.8 Billion

•	GAAP EBITDA Up 7% to $202 Million; Operational EBITDA Up 15% to $227 Million

•	GAAP EPS Up 20% to $1.45; Operational EPS Up 27% to $1.87

•	Secured $2 Billion in New Automotive Awards

•	Complements $24.1 Billion FY 2016 Year-End Automotive Order Backlog

STAMFORD, CT – Harman International Industries, Incorporated (NYSE: HAR), the premier connected technologies company for automotive, consumer and enterprise markets, today announced results for the first quarter ended September 30, 2016.

Net sales for the first quarter were $1.8 billion, an increase of eight percent compared to the prior year. Lifestyle Audio net sales increased 19 percent due to higher sales in both consumer and car audio. Connected Car net sales increased six percent due to higher take rates and stronger production. Connected Services net sales increased four percent primarily due to higher demand for automotive services, while Professional Solutions net sales decreased three percent.

On a GAAP basis, first quarter operating income increased 15 percent to $151 million compared to $131 million in the prior year, and EBITDA increased seven percent to $202 million compared to $188 million in the prior year. Earnings per diluted share increased 20 percent to $1.45 compared to $1.20 in the prior year.

Excluding restructuring, acquisition-related items and non-recurring charges, first quarter operating income increased 19 percent to $187 million compared to $158 million in the prior year, and EBITDA increased 15 percent to $227 million compared to $197 million in the prior year. Earnings per diluted share increased 27 percent to $1.87 compared to $1.48 in the prior year.

“HARMAN delivered a solid first quarter, with strong revenue growth and outstanding EBITDA and EPS performance. We secured $2 billion in new automotive awards in the quarter, demonstrating increasing demand from automakers and their drivers for a rich in-car experience, including embedded infotainment, cloud connectivity and sound management solutions. With cyber security an underlying and fundamental component of the connected car and autonomous driving, I am proud to add that NHTSA and the University of Michigan rated HARMAN’s suite of intrusion detection and mitigation technologies as the best performing solution,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO.

Continued Paliwal, “On top of our strong automotive performance, HARMAN’s strong brands and award-winning design are driving market share gains with our consumer audio products. We remain focused on innovation, execution and driving cost leadership in all of our businesses, and are on track to meet our fiscal 2017 guidance.”

FY 2017 Key Figures – Total Company	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,760	1,631	8%	8%
Gross profit	541	487	11%	11%
Percent of net sales	30.8%	29.9%
SG&A	390	356	10%	10%
Operating income	151	131	15%	16%
Percent of net sales	8.6%	8.1%
EBITDA	202	188	7%	8%
Percent of net sales	11.5%	11.5%
Net Income attributable to HARMAN International Industries, Incorporated	103	87	18%	20%
Diluted earnings per share	1.45	1.20	20%	22%
Restructuring & non-recurring costs	13	5
Acquisition-related items	24	21
Non-GAAP - operational[1]
Gross profit	542	489	11%	11%
Percent of net sales	30.8%	30.0%
SG&A	354	331	7%	7%
Operating income	187	158	19%	20%
Percent of net sales	10.7%	9.7%
EBITDA	227	197	15%	16%
Percent of net sales	12.9%	12.1%
Net Income attributable to HARMAN International Industries, Incorporated	134	107	25%	26%
Diluted earnings per share	1.87	1.48	27%	28%
Shares outstanding – diluted (in millions)	71	73

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

On an operational basis, gross margin for the first quarter of fiscal year 2017 increased 80 basis points to 30.8 percent. The improvement was primarily due to the impact of higher sales volume leveraging a more efficient fixed production cost base. Operational SG&A expense as a percent of net sales decreased 20 basis points to 20.1 percent compared to 20.3 percent in the prior year.

On a GAAP basis in the first quarter of fiscal year 2017, gross margin increased 90 basis points to 30.8 percent. SG&A expense as a percent of net sales increased 40 basis points to 22.2 percent compared to 21.8 percent in the prior year, primarily due to higher restructuring expenses.

Investor Call Today November 3, 2016

At 11:00 a.m. EDT today, HARMAN’s management will host an analyst and investor conference call to discuss the first quarter results. Those who wish to participate via audio in the earnings conference call should dial 1 (800) 410-1397 (U.S.) or +1 (303) 223-4381 (International) ten minutes before the call and reference HARMAN, Access Code: 21819781.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal first quarter earnings release and supporting materials were posted on the site at approximately 8:00 a.m. EDT today.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through Friday, February 3, 2017 at 1:00 p.m. EDT. To listen to the replay, dial 1 (800) 633-8284 (U.S.) or +1 (402) 977-9140 (International), Access Code: 21819781. If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473-0602 (U.S.) or +1 (303) 446-4604 (International).

General Information

HARMAN (harman.com) designs and engineers connected products and solutions for automakers, consumers, and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions; and connected services. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson® and Revel®, HARMAN is admired by audiophiles, musicians and the entertainment venues where they perform around the world. More than 25 million automobiles on the road today are equipped with HARMAN audio and connected car systems. The Company’s software services power billions of mobile devices and systems that are connected, integrated and secure across all platforms, from work and home to car and mobile. HARMAN has a workforce of approximately 30,000 people across the Americas, Europe, and Asia and reported sales of $7.0 billion during the 12 months ended September 30, 2016. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the loss of one or more significant customers, the loss of a significant platform with an automotive customer or the in-sourcing of certain services by the Company’s automotive customers; (2) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (3) the Company’s ability to maintain profitability if there are delays in its product launches or increased pricing pressure from its customers; (4) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (5) the inability of the Company’s suppliers to deliver materials, parts and components including, without limitation, microchips and displays, at the scheduled rate and disruptions arising in connection therewith; (6) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (7) the Company’s failure to protect the security of its products and systems against cyber crime; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in the Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business or “backlog”, which represents the estimated future lifetime net sales for all of the Company’s automotive customers. The Company’s awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. To validate these awards, the Company uses various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. The term “take rate” represents the number of units sold by the Company divided by an estimate of the total number of vehicles of a specific vehicle line produced during the same timeframe. The assumptions the Company uses to validate these awards are updated and reported externally on an annual basis.

APPENDIX

Connected Car

FY 2017 Key Figures – Connected Car	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
Net sales	797	755	6%	5%
Gross profit	198	178	11%	11%
Percent of net sales	24.8%	23.5%
SG&A	103	91	14%	13%
Operating income	95	87	9%	9%
Percent of net sales	11.9%	11.5%
EBITDA	115	106	9%	10%
Percent of net sales	14.5%	14.0%
Restructuring & non-recurring costs	2	0
Acquisition-related items	1	1
Non-GAAP - operational[1]
Gross profit	198	179	11%	11%
Percent of net sales	24.8%	23.7%
SG&A	100	91	10%	10%
Operating income	98	88	11%	11%
Percent of net sales	12.2%	11.7%
EBITDA	117	105	12%	12%
Percent of net sales	14.7%	13.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2017 were $797 million, an increase of six percent compared to the prior year. The increase in net sales was due to higher take rates and stronger production.

On an operational basis in the first quarter of fiscal 2017, gross margin increased 110 basis points to 24.8 percent compared to the prior year primarily due to the impact of higher sales volume leveraging a more efficient fixed production cost base. SG&A expense as a percent of net sales increased 60 basis points to 12.6 percent compared to the prior year to support growth in awarded business.

On a GAAP basis in the first quarter of fiscal 2017, gross margin increased 130 basis points to 24.8 percent compared to the prior year. SG&A expense as a percent of net sales increased 90 basis points to 12.9 percent compared to the prior year.

Connected Car Highlights

HARMAN secured new and follow-on awards to provide connected car solutions for customers including Audi, Geely, Maruti Suzuki, Mercedes Benz, Porsche and heavy truck manufacturer MAN. During the quarter, HARMAN launched embedded infotainment solutions in the Audi Q5, Land Rover Discovery, Porsche Panamera 4 E-Hybrid, Skoda Kodiaq and the Toyota C-HR.

The Company also began providing embedded infotainment solutions to the commercial truck market, launching solutions in VW Group’s MAN and Scania trucks. MAN’s Multimedia Truck (MMT) advanced infotainment system, developed by HARMAN, includes expanded telematics features including DAB+ (digital radio reception), hands free telephony and truck-specific navigation. The HARMAN system for Scania includes innovations such as dual mobile phone connectivity, real time navigation and connectivity to their fleet management system.

During the quarter, HARMAN and AT&T announced a strategic partnership to support the telematics ecosystem. AT&T selected HARMAN’s Telematics Control Unit (TCU) for its Mobile Broadband Accelerator program to enable rapid deployment of the pre-certified TCU solution.

HARMAN continues to receive accolades for its industry leadership. In September, HARMAN received an emerging technology award from CTIA wireless, a prominent industry association, for the Company’s pupil-based monitoring technology. Germany’s Connect Magazine named HARMAN-powered features as “best in category” for navigation system, voice control, smartphone connection, in-car hotspot, sound management, and best overall connected car solution for systems in Audi, BMW, Mercedes and Volkswagen vehicles.

Lifestyle Audio

FY 2017 Key Figures – Lifestyle Audio	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
Net sales	568	476	19%	19%
Gross profit	201	154	30%	30%
Percent of net sales	35.3%	32.4%
SG&A	122	107	14%	14%
Operating income	79	47	67%	67%
Percent of net sales	13.8%	9.9%
EBITDA	93	61	52%	52%
Percent of net sales	16.3%	12.8%
Restructuring & non-recurring costs	3	3
Acquisition-related items	5	5
Non-GAAP - operational[1]
Gross profit	201	155	30%	30%
Percent of net sales	35.4%	32.5%
SG&A	115	100	15%	15%
Operating income	86	55	58%	58%
Percent of net sales	15.2%	11.5%
EBITDA	95	64	50%	51%
Percent of net sales	16.8%	13.3%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2017 were $568 million, an increase of 19 percent on a nominal basis compared to the prior year, primarily due to higher consumer audio sales, reflecting strong demand for connected, smart audio products, and higher car audio sales due to higher take rates and stronger automotive production.

On an operational basis in the first quarter of fiscal 2017, gross margin improved 290 basis points to 35.4 percent compared to the prior year, primarily due to margin expansion in car audio as a result of operating leverage and manufacturing excellence. While research and development in car audio increased to support new awarded business, total SG&A expense as a percent of net sales decreased 70 basis points to 20.2 percent due to improved operating leverage on higher sales.

On a GAAP basis in the first quarter of fiscal 2017, gross margin improved 290 basis points to 35.3 percent compared to the prior year. SG&A expense as a percent of net sales decreased 100 basis points to 21.5 percent compared to the prior year.

Lifestyle Audio Highlights

During the quarter, HARMAN expanded its business with Ford, winning a global cross-car line award to supply B&O PLAY branded car audio systems. HARMAN also secured additional business awards with Lincoln vehicles (Revel), Maserati (Bowers & Wilkins) and Toyota (JBL). HARMAN launched car audio solutions in the Alfa Romeo (Harman Kardon), Lexus ES (Mark Levinson) and the Toyota Camry and C-HR (JBL). In addition, HARMAN launched HALOsonic and Advanced Transducer audio solutions in Mercedes AMG E class and AMG CLS class vehicles.

In September, HARMAN introduced 33 new products at the IFA consumer electronics trade show in Berlin, including the JBL E-Series BluetoothTM headphones and the JBL Reflect Contour Mini Bluetooth headphones.

The Company won EISA Design and Innovation awards for the AKG N90Q headphones, the JBL Reflect Mini Bluetooth headphones and the JBL Charge 3 Portable Bluetooth speaker. This fall, the Company also launched the JBL-Under Armour co-branded wireless heart rate monitoring headphones, the second product introduced as part of a strategic partnership between HARMAN and Under Armour.

HARMAN also introduced the JBL Playlist home audio speaker featuring Google CastTM Technology. JBL Playlist enables instant WiFi streaming directly from the cloud to the speaker without Bluetooth pairing, enabling better quality audio and providing access to roughly 200 streaming audio services such as Spotify and Pandora.

Professional Solutions

FY 2017 Key Figures – Professional Solutions	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
Net sales	240	247	(3%)	(2%)
Gross profit	94	102	(8%)	(8%)
Percent of net sales	39.2%	41.4%
SG&A	82	77	7%	8%
Operating income	12	26	(55%)	(54%)
Percent of net sales	4.9%	10.4%
EBITDA	19	34	(45%)	(44%)
Percent of net sales	7.9%	13.8%
Restructuring & non-recurring costs	8	2
Acquisition-related items	1	—
Non-GAAP - operational[1]
Gross profit	94	103	(8%)	(8%)
Percent of net sales	39.2%	41.6%
SG&A	73	75	(2%)	(2%)
Operating income	21	28	(25%)	(24%)
Percent of net sales	8.7%	11.3%
EBITDA	28	36	(23%)	(22%)
Percent of net sales	11.5%	14.5%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales for the first quarter of fiscal 2017 were $240 million, a decrease of three percent (two percent ex-FX) compared to the prior year. On an operational basis in the first quarter of fiscal 2017, gross margin decreased 240 basis points to 39.2 percent compared to the prior year driven by product mix. SG&A expense as a percent of net sales increased 20 basis points to 30.5 percent compared to the prior year.

On a GAAP basis in the first quarter of fiscal 2017, gross margin decreased 220 basis points to 39.2 percent. SG&A expense as a percent of net sales increased 330 basis points to 34.3 percent compared to prior year primarily due to restructuring charges.

Professional Solutions Highlights

HARMAN’s entertainment and enterprise solutions were selected by eBay Corporation, Dubai Parks and Resorts, London Business School and the U.S. Presidential Inauguration to be held in January. Notable installations included the John F. Kennedy Center for the Performing Arts in Washington, D.C., the Phoenix Sky Harbor Airport and the U.S. Space and Naval Systems Command in San Diego. HARMAN’s solutions also powered a wide range of high-profile special events, music festivals, summer concert tours and televised award shows, including the Tony Award® winning musical Hamilton and the Metallica and Coldplay world tours.

HARMAN and IBM announced a strategic partnership bringing together HARMAN’s end-to-end solutions with IBM Watson’s cognitive computing capabilities. Together, HARMAN and IBM will integrate artificial intelligence and smart connectivity, enabling IoT in HARMAN’s audio, video and lighting products for enterprise applications. This collaboration has produced a successful pilot at Thomas Jefferson University Hospital in Philadelphia.

The division launched 19 new products during the quarter, several of which were recognized with innovation awards from industry experts.

Connected Services

FY 2017 Key Figures – Connected Services	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
Net sales	167	160	4%	6%
Gross profit	52	54	(4%)	(3%)
Percent of net sales	31.1%	33.9%
SG&A	50	49	4%	4%
Operating income	2	6	(72%)	(69%)
Percent of net sales	0.9%	3.5%
EBITDA	9	19	(53%)	(51%)
Percent of net sales	5.5%	12.0%
Restructuring & non-recurring costs	1	—
Acquisition-related items	17	14
Non-GAAP-operational[1]
Gross profit	52	54	(4%)	(3%)
Percent of net sales	31.1%	33.9%
SG&A	32	34	(5%)	(4%)
Operating income	20	20	(3%)	0%
Percent of net sales	11.7%	12.6%
EBITDA	22	23	(6%)	(4%)
Percent of net sales	13.0%	14.4%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the first quarter of fiscal 2017 were $167 million, an increase of four percent (six percent ex-FX) due to higher demand for automotive services.

On an operational basis, gross margin declined 280 basis points to 31.1 percent primarily due to higher revenue recognition on high-margin engineering change orders in the prior year. SG&A expense as a percent of net sales decreased 200 basis points to 19.3 percent due to productivity improvements as a result of footprint migration initiatives related to the Company’s integration of Redbend OTA.

On a GAAP basis, gross margin decreased 280 basis points to 31.1 percent. SG&A expense as a percent of net sales declined 30 basis points to 30.1 percent.

Connected Services Highlights

HARMAN secured awards to provide software services for customers including Honeywell, Intel and Microsoft, among others. The Company also won a number of awards for its cloud-based Over-The-Air (OTA) software update technology from customers including Daimler and LG Electronics.

For the fourth straight year, Cisco Systems named HARMAN one of its top three software development partners at its Annual Supplier Appreciation Event, recognizing HARMAN’s commitment to innovation, execution and customer service.

HARMAN also continued to gain recognition for its industry leadership as an IoT services provider. The Company emerged as a top leader in the 2016 Zinnov Zones IoT ratings for both the Product Development Engineering and Software Platform Engineering and Management categories.

Other (Corporate)

FY 2017 Key Figures – Other	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	3M FY17	3M FY16	Including Currency Changes	Excluding Currency Changes[1]
SG&A	36	34	3%	4%
Restructuring & non-recurring costs	(1)	—
Acquisition-related items	—	1
Non-GAAP - operational[1]
SG&A	37	33	10%	10%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation and expenses associated with the Company’s brand identity campaign. On an operational basis, Corporate SG&A as a percent of total net sales increased 10 basis points compared to the prior year. On a GAAP basis, Corporate SG&A as a percent of total net sales decreased 10 basis points compared to the prior year.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30,
	2016	2015
Net sales	$1,759,522	$1,630,888
Cost of sales	1,218,251	1,143,490
Gross profit	541,271	487,398
Selling, general and administrative expenses	390,460	355,931
Operating income	150,811	131,467
Other expenses:
Interest expense, net	9,324	8,259
Foreign exchange gains, net	(967)	(1,845)
Miscellaneous, net	2,895	3,987
Income before income taxes	139,559	121,066
Income tax expense, net	37,423	33,549
Equity in income of unconsolidated subsidiaries	(981)	—
Net income	103,117	87,517
Net income attributable to non-controlling interest	—	418

Net income attributable to HARMAN International Industries, Incorporated	103,117	87,099

Earnings per share:
Basic	$1.45	$1.21
Diluted	$1.45	$1.20
Weighted average shares outstanding:
Basic	70,889	72,032
Diluted	71,358	72,556

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	September 30, 2016	June 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$511,705	$602,300
Receivables, net	1,162,461	1,122,920
Inventories	831,900	706,084
Other current assets	527,048	487,151
Total current assets	3,033,114	2,918,455
Property, plant and equipment, net	595,256	593,290
Intangible assets, net	461,843	476,284
Goodwill	1,511,380	1,510,279
Deferred tax assets, net	135,643	140,181
Other assets	426,614	409,380

Total assets	$6,163,850	$6,047,869

LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$59,715	$86,641
Short-term debt	1,226	—
Accounts payable	940,389	867,279
Accrued liabilities	708,210	670,746
Accrued warranties	185,124	178,367
Income taxes payable	37,223	28,773
Total current liabilities	1,931,887	1,831,806
Borrowings under revolving credit facility	483,000	523,000
Long-term debt	791,568	787,333
Pension liability	217,657	216,016
Other non-current liabilities	230,978	237,241
Total liabilities	3,655,090	3,595,396
Total equity	2,508,760	2,452,473

Total liabilities and equity	$6,163,850	$6,047,869

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands except earnings per share data; unaudited)	Three Months Ended September 30, 2016
	GAAP	Adjustments	Non-GAAP - Operational
Net sales	$1,759,522	$0	$1,759,522
Cost of sales	1,218,251	(688)[a]	1,217,563
Gross profit	541,271	688	541,959
Selling, general and administrative expenses	390,460	(35,998)[b]	354,462
Operating income	150,811	36,686	187,497
Other expenses:
Interest expense, net	9,324	—	9,324
Foreign exchange gains, net	(967)	—	(967)
Miscellaneous, net	2,895	(969)	1,926
Income before income taxes	139,559	37,655	177,214
Income tax expense, net	37,423	7,180 [c]	44,603
Equity in income of unconsolidated subsidiaries	(981)	—	(981)
Net income	103,117	30,475	133,592

Net income attributable to HARMAN International Industries, Incorporated	$103,117	$30,475	$133,592

Earnings per share:
Basic	$1.45	$0.43	$1.88
Diluted	$1.45	$0.43	$1.87
Weighted average shares outstanding:
Basic	70,889		70,889
Diluted	71,358		71,358

a)	Restructuring expense in Cost of Sales was $0.7 million for projects to increase manufacturing productivity.
b)	Restructuring expense in SG&A was $11.9 million primarily due to projects to increase productivity in engineering, manufacturing and administrative functions; acquisition-related expenses were $23.7 million, including $11.8 million of intangible amortization expenses; other non-recurring expense included in SG&A was $0.4 million, which primarily relates to incremental costs incurred related to productivity improvement initiatives.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its restructuring, acquisition-related, and non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands except earnings per share data; unaudited)	Three Months Ended September 30, 2015
	GAAP	Adjustments	Non-GAAP - Operational
Net sales	$1,630,888	$0	$1,630,888
Cost of sales	1,143,490	(1,679)[a]	1,141,811
Gross profit	487,398	1,679	489,077
Selling, general and administrative expenses	355,931	(24,781)[b]	331,150
Operating income	131,467	26,460	157,927
Other expenses:
Interest expense, net	8,259	—	8,259
Foreign exchange gains, net	(1,845)	—	(1,845)
Miscellaneous, net	3,987	(1,225)	2,762
Income before income taxes	121,066	27,685	148,751
Income tax expense, net	33,549	7,759 [c]	41,308
Net income	87,517	19,926	107,443
Net income attributable to non-controlling interest	418	—	418

Net income attributable to HARMAN International Industries, Incorporated	$87,099	$19,926	$107,025

Earnings per share:
Basic	$1.21	$0.28	$1.49
Diluted	$1.20	$0.27	$1.48
Weighted average shares outstanding:
Basic	72,032		72,032
Diluted	72,556		72,556

a)	Restructuring expense in Cost of Sales was $1.7 million for projects to increase manufacturing productivity.
b)	Restructuring expense in SG&A was a credit of $0.5 million due to revised cost estimates related to projects to increase productivity in engineering, manufacturing and administrative functions; other non-recurring expense included in SG&A was $4.0 million. Acquisition-related expenses were $21.3 million, including $16.2 million of intangible amortization expenses.
c)	The tax (expense) benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its restructuring, acquisition-related, and non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended September 30,		Increase / (Decrease)
	2016	2015
Net sales - nominal currency	$1,759,522	$1,630,888	8%
Effects of foreign currency translation (1)		(705)

Net sales - local currency	$1,759,522	$1,630,183	8%

Gross profit - nominal currency	$541,271	$487,398	11%
Effects of foreign currency translation (1)		(1,283)

Gross profit - local currency	$541,271	$486,115	11%

SG&A - nominal currency	$390,460	$355,931	10%
Effects of foreign currency translation (1)		(59)

SG&A - local currency	$390,460	$355,872	10%

Operating income - nominal currency	$150,811	$131,467	15%
Effects of foreign currency translation (1)		(1,224)

Operating income - local currency	$150,811	$130,243	16%

Net income attributable to HARMAN International Industries, Incorporated - nominal currency	$103,117	$87,099	18%
Effects of foreign currency translation (1)		(1,228)

Net income attributable to HARMAN International Industries, Incorporated - local currency	$103,117	$85,871	20%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of these consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges (In thousands; unaudited)	Three Months Ended September 30,		Increase / (Decrease)
	2016	2015
Net sales - nominal currency	$1,759,522	$1,630,888	8%
Effects of foreign currency translation (1)		(705)

Net sales - local currency	$1,759,522	$1,630,183	8%

Gross profit - nominal currency	$541,959	$489,077	11%
Effects of foreign currency translation (1)		(1,279)

Gross profit - local currency	$541,959	$487,798	11%

SG&A - nominal currency	$354,462	$331,150	7%
Effects of foreign currency translation (1)		(41)

SG&A - local currency	$354,462	$331,109	7%

Operating income - nominal currency	$187,497	$157,927	19%
Effects of foreign currency translation (1)		(1,238)

Operating income - local currency	$187,497	$156,689	20%

Net income attributable to HARMAN International Industries, Incorporated - nominal currency	$133,592	$107,025	25%
Effects of foreign currency translation (1)		(1,240)

Net income attributable to HARMAN International Industries, Incorporated - local currency	$133,592	$105,785	26%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	GAAP	Adjustments	Non-GAAP - Operational	GAAP	Adjustments	Non-GAAP - Operational
HARMAN
Operating income	150,811	36,686	187,497	131,467	26,460	157,927
Depreciation & Amortization	51,188	(11,887)	39,301	56,838	(18,241)	38,597
EBITDA	201,999	24,799	226,798	188,305	8,219	196,524
CONNECTED CAR
Operating income	94,918	2,703	97,621	87,219	1,046	88,265
Depreciation & Amortization	20,446	(878)	19,568	18,402	(1,836)	16,566
EBITDA	115,364	1,825	117,189	105,621	(790)	104,831
LIFESTYLE AUDIO
Operating income	78,682	7,732	86,414	47,253	7,542	54,795
Depreciation & Amortization	13,954	(4,977)	8,977	13,835	(5,128)	8,707
EBITDA	92,636	2,755	95,391	61,088	2,414	63,502
PROFESSIONAL SOLUTIONS
Operating income	11,682	9,294	20,976	25,685	2,184	27,869
Depreciation & Amortization	7,256	(584)	6,672	8,504	(638)	7,866
EBITDA	18,938	8,710	27,648	34,189	1,546	35,735
CONNECTED SERVICES
Operating income	1,563	18,019	19,582	5,631	14,473	20,104
Depreciation & Amortization	7,554	(5,448)	2,106	13,631	(10,638)	2,993
EBITDA	9,117	12,571	21,688	19,262	3,835	23,097

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these consolidated financial statements with a better understanding of its restructuring, acquisition-related, and non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Intercompany Revenue Reconciliation, 3 Months Ended September 30, 2016

(In thousands; unaudited)	Connected Car	Lifestyle Audio	Professional Solutions	Connected Services	Eliminations and Other	HARMAN
Net Trade Sales	$797,101	$567,692	$239,740	$154,989	$0	$1,759,522
Intercompany Sales	16	690	483	11,682	(12,871)	—

Net Sales	797,117	568,382	240,223	166,671	(12,871)	1,759,522

Harman International Industries, Incorporated

Intercompany Revenue Reconciliation, 3 Months Ended September 30, 2015

(In thousands; unaudited)	Connected Car	Lifestyle Audio	Professional Solutions	Connected Services	Eliminations and Other	HARMAN
Net Trade Sales	$755,483	$475,541	$246,333	$153,492	$39	$1,630,888
Intercompany Sales	0	530	773	6,420	(7,723)	—

Net Sales	755,483	476,071	247,106	159,912	(7,684)	1,630,888

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	September 30, 2016
$ millions
Cash & cash equivalents	$512
Available credit under Revolving Credit Facility	713

Total Liquidity	$1,225